                                                                    Exhibit 23.2
                                                                    ------------



                       Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement
(Form S-8) pertaining to the OMNOVA Solutions Inc. Option Adjustment Plan of our report dated April 14, 1999, with respect to the combined balance sheets of OMNOVA Solutions Inc. (the Performance Chemicals and Decorative & Building Products businesses of GenCorp Inc.) as of November 30, 1998 and 1997, and the related statements of combined income, divisional equity and cash flows for each of the three years in the period ended November 30, 1998, included in its Registration Statement on Form 10, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Ernst & Young LLP
Akron, Ohio
September 30, 1999